EXHIBIT 99.A
News

For Immediate Release

DRAFT

El Paso Corporation Announces Proposed Private Placement of $750 Million of Convertible Perpetual Preferred Stock

HOUSTON, TEXAS, April 5, 2005—El Paso Corporation (NYSE:EP) announced today that it intends to offer approximately $750 million of convertible perpetual preferred stock. The offering, which is subject to market and other conditions, will be made to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the Securities Act).

El Paso intends to use the net proceeds of the private placement to: (1) redeem the outstanding 8.25 percent Cumulative Preferred Stock of its subsidiary, El Paso Tennessee Pipeline Co., in the amount of $300 million plus accrued dividends; and (2) prepay its Western Energy Settlement obligations, estimated to be approximately $442 million. Any shortfall in the amounts required to repay these obligations from the net proceeds of the sale of the preferred stock will be provided by existing cash on hand.

The convertible perpetual preferred stock and the underlying common stock issuable upon conversion have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release is issued pursuant to Rule 135c under the Securities Act and does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer or sale in any jurisdiction where the offer, solicitation or sale would not be permitted.